Exhibit 4.2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

BAIN CAPITAL VENTURE INTEGRAL INVESTORS, LLC,

BCV COINVEST SW, LP,

INSIGHT VENTURE PARTNERS IV, L.P.,

INSIGHT VENTURE PARTNERS IV (FUND B), L.P.,

INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.,

INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.,

INSIGHT VENTURE PARTNERS V, L.P.,

INSIGHT VENTURE PARTNERS (CAYMAN) V, L.P.,

INSIGHT VENTURE PARTNERS V (EMPLOYEE CO-INVESTORS), L.P.,

INSIGHT VENTURE PARTNERS V COINVESTMENT FUND, L.P.,

GOLDENTREE HIGH YIELD VALUE MASTER FUND, LP,

GOLDENTREE CAPITAL SOLUTIONS FUND FINANCING,

GOLDENTREE CAPITAL SOLUTIONS OFFSHORE FUND FINANCING,

GOLDENTREE MULTISTRATEGY FINANCING, LTD.,

GOLDENTREE CREDIT OPPORTUNITIES FINANCING I, LTD.,

GOLDENTREE CREDIT OPPORTUNITIES FINANCING II, LTD.,

GOLDENTREE HIGH YIELD MASTER FUND, LTD.,

GOLDENTREE HIGH YIELD MASTER FUND II, LTD.,

SAFETY NATIONAL CASUALTY CORPORATION,

ROBERT MARTIN,

SOLARWINDS.NET, INC,

THE SELLING STOCKHOLDERS

NAMED HEREIN,

DONALD C. YONCE

and

DAVID A. YONCE

Dated as of December 14, 2005

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

-iii-

Schedules

Schedule 1.1(a)	Key Employees
Schedule 5.1(c)	Conflicts and Consents – SolarWinds Management, LLC
Schedule 5.1(f)	Financial Advisors – SolarWinds Management, LLC
Schedule 5.2(c)	Conflicts and Consents – Yonce Management, LLC
Schedule 5.2(f)	Financial Advisors – Yonce Management, LLC
Schedule 6.1	Foreign Qualification
Schedule 6.3	Conflicts and Consents
Schedule 6.4(a)	Post Redemption Capitalization Table
Schedule 6.5	Financial Statements
Schedule 6.6(b)	Absence of Certain Changes or Events
Schedule 6.7	Taxes
Schedule 6.8	Real Property
Schedule 6.9	Tangible Personal Property; Sufficiency of Assets
Schedule 6.10(a)	Intellectual Property
Schedule 6.10(g)	Third Party Intellectual Property Indemnification
Schedule 6.10(i)	Source Code
Schedule 6.11(a)	Material Contracts
Schedule 6.11(b)	Notice of Default under Material Contracts
Schedule 6.12(a)	Employee Benefit Plans
Schedule 6.14	Litigation
Schedule 6.16	Environmental Matters
Schedule 6.17	Financial Advisors
Schedule 6.18	Transactions with Directors, Officers and Affiliates
Schedule 6.19	Customers
Schedule 6.20	Insurance
Schedule 8.6(a)	Continuing Employees
Schedule 9.1(h)	Consents, Waivers and Approval for Closing

Exhibits

Exhibit A – Amended and Restated Certificate of Incorporation of the Company

Exhibit B – Selling Stockholder Information

Exhibit C – Form of Redemption Agreement

Exhibit D – Subsidiary Transaction Documents

Exhibit E – Form of Escrow Agreement

Exhibit F – Form of Stock Incentive Plan

Exhibit G – Forms of Employment Agreements

Exhibit H – Form of Stockholders Agreement

-iv-

Exhibit I – Form of Registration Rights Agreement

Exhibit J – Form of Opinion of Weil, Gotshal & Manges LLP

Exhibit K – Form of Opinion of Morrel, West, Saffa, Craige & Hicks, Inc.

Exhibit L – Form of VCOC Management Rights Letter

Exhibit M – Form of Intellectual Property Assignment

Exhibit N – Form of Amendment to Lease

-v-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of December 14, 2005, by and among Bain Capital Venture Integral Investors, LLC, a Delaware limited liability company, and BCV Coinvest SW, LP, a Delaware limited partnership (collectively, the “Bain Entities”), Insight Venture Partners IV, L.P., a Delaware limited partnership, Insight Venture Partners IV (Fund B), L.P., a Delaware limited partnership, Insight Venture Partners (Cayman) IV, L.P., a Cayman limited partnership, Insight Venture Partners IV, a Delaware limited partnership (Co-Investors), L.P., a Delaware limited partnership, Insight Venture Partners V, L.P., a Delaware limited partnership (collectively, the “Insight Entities”), GoldenTree High Yield Value Master Fund, LP, a Delaware partnership, GoldenTree Capital Solutions Fund Financing, a Cayman sub-trust, GoldenTree Capital Solutions Offshore Fund Financing, a Cayman corporation, GoldenTree MultiStrategy Financing, Ltd., a Cayman corporation, GoldenTree Credit Opportunities Financing I, Ltd., a Cayman corporation, GoldenTree Credit Opportunities Financing II, Ltd., Cayman corporation, GoldenTree High Yield Master Fund, Ltd., a Cayman corporation, GoldenTree High Yield Master Fund II, Ltd., a Cayman corporation, and Safety National Casualty Corporation, a Missouri corporation (collectively, the “GoldenTree Entities”), Robert Martin (“RM” and, together with the Bain Entities, the Insight Entities and the GoldenTree Entities, each a “Purchaser” and collectively “Purchasers”), SolarWinds.Net, Inc., an Oklahoma corporation (the “Company”), the stockholders of the Company listed on the signature pages hereof (collectively, the “Selling Stockholders”) and, solely for purposes of Article X hereof, Donald C. Yonce (“DCY”) and David A. Yonce (“DAY”).

WITNESSETH:

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Company and the Selling Stockholders consummated a recapitalization of the Company (the “Recapitalization”) pursuant to which each share of the Company’s common stock, $1.00 par value per share, was exchanged for 13,966.88209 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) and 13,966.88209 shares of the Company’s participating preferred stock, $0.001 par value per share (“Preferred Stock”);

WHEREAS, the Selling Stockholders own an aggregate of 15,517,206 shares of Common Stock and 15,517,206 shares of Preferred Stock, which constitute all of the issued and outstanding shares of capital stock of the Company following the Recapitalization;

WHEREAS, the Selling Stockholders desire to sell to the Bain Entities, and the Bain Entities desire to purchase from the Selling Stockholders, 2,896,552 shares of Common Stock and 2,896,552 shares of Preferred Stock (the “Bain Shares”), for the purchase price and upon the terms and conditions hereinafter set forth;

WHEREAS, the Selling Stockholders desire to sell to the Insight Entities, and the Insight Entities desire to purchase from the Selling Stockholders, 2,896,552 shares of Common Stock and 2,896,552 shares of Preferred Stock (the “Insight Shares”), for the purchase price and upon the terms and conditions hereinafter set forth;

WHEREAS, the Selling Stockholders desire to sell to the GoldenTree Entities, and the GoldenTree Entities desire to purchase from the Selling Stockholders, 248,276 shares of Common Stock and 248,276 shares of Preferred Stock (the “GoldenTree Shares”), for the purchase price and upon the terms and conditions hereinafter set forth;

WHEREAS, the Selling Stockholders desire to sell to RM, and RM desires to purchase from the Selling Stockholders, 62,069 shares of Common Stock and 62,069 shares of Preferred Stock (the “RM Shares” and, together with the Bain Shares, the Insight Shares and the GoldenTree Shares, the “Shares”), for the purchase price and upon the terms and conditions hereinafter set forth;

WHEREAS, immediately after the sale of the Shares from the Selling Stockholders to the Purchasers, the Company’s Board of Directors shall increase the number of directors constituting the Board of Directors from two directors to eight directors, and shall elect six new directors to fill the vacancies created by such increase (the “Election”);

WHEREAS, immediately after the Election, the Lenders (as defined in that certain Credit and Guaranty Agreement, dated as of the date hereof and executed in connection with this Agreement (the “Credit Agreement”)), shall disburse the loan proceeds to the Company pursuant to the terms set forth in the Credit Agreement (the “Disbursement”);

WHEREAS, immediately after the sale of the Shares from the Selling Stockholders to the Purchasers, the Election and the Disbursement, (i) as part of an integrated transaction with the sale of the Shares from the Selling Stockholders to the Purchasers, and (ii) as a condition subsequent to the sale of the Shares from the Selling Stockholders to the Purchasers, the Company shall redeem (x) 5,866,071 shares of Common Stock and 5,866,071 shares of Preferred Stock from SolarWinds Management, LLC for $94,509,443.10 in the aggregate and (y) 651,134 shares of Common Stock and 651,134 shares of Preferred Stock from Yonce Management, LLC for $10,490,550.10 in the aggregate (the “Redemption”);

WHEREAS, immediately after the Redemption, the Company will form SolarWinds.Net, LLC, a Delaware limited liability company (the “Subsidiary”), and contribute all of its assets to the Subsidiary, and the Subsidiary will assume all of the liabilities of the Company (the “Subsidiary Transaction”); and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terns shall have the meanings specified in this Section l.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means Intellectual Property owned or used by the Company in the operation of its business.

“Contract” means any written or binding oral contract, agreement, understanding, commitment, indenture, note, bond, mortgage, loan, instrument, lease, or license.

“Environmental Law” means any applicable Law currently in effect relating to the human health and safety or protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto, and any similar Law.

“ERISA Affiliate” means any Person required to be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether supranational, national, federal, state, local or foreign, or any agency, commission, administrative body, instrumentality or authority thereof, any court, tribunal or arbitrator (public or private), any stock exchange or similar self-regulatory organization.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body including petroleum and its by-products, asbestos, toxic-mold, urea-formaldehyde, PCBs and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“Indebtedness” of any Person means, without duplication, (i) the principal of and accreted value and accrued and unpaid interest and costs in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities); (iii) all obligations of the type referred to in clauses (i) through (ii) of any other Persons the payment for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”)), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), (iv) confidential and proprietary information, including trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases and customer lists, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”) and (v) Software.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Key Employee” means any Person identified on Schedule 1.1(a).

“Knowledge of the Company” means the actual knowledge of the Key Employees after due inquiry of each of the other Key Employees, Reece B. Morrel, Sr. (the Company’s outside corporate counsel), and Jamie Rice (the Company’s outside accountant), provided that the due inquiry of Jamie Rice is limited to Section 6.6 only.

“Law” means any supranational, national, foreign, federal, state or local law, statute, code, ordinance, rule, regulation or principle of common law.

“Legal Proceeding” means any judicial, administrative or arbitral claims, actions, suits, investigations or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation of any nature (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations or condition (financial or otherwise) of the Company or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company operates (but only to the extent that the Company is not disproportionately affected); (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; and (iv) the effect of any changes in applicable Laws or accounting rules (but only to the extent that the Company is not disproportionately affected).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances, registrations, franchises, exemptions, clearances, commissions or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance provided to Purchasers; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; and (v) title of a lessor under a capital or operating lease.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any Person and/or group of entities that includes the Selling Stockholders or any of their Affiliates.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Term	Section
AAA	11.5(b)
Agreement	Recitals
Amended Charter	2.1
Bain Entities	Recitals
Bain Indemnification Hold-Back	3.2(b)
Bain Purchase Price	3.1(a)
Bain Shares	Recitals
Balance Sheet	6.5
Balance Sheet Date	6.5
Claim	8.3(b)
Closing	4.1
Closing Date	4.1
Common Stock	Recitals
Company Benefit Plan	6.12(a)

Term	Section
Company Documents	6.2
Copyrights	1.1 (in definition of Intellectual Property)
Credit Agreement	Recitals
DAY	Recitals
DAY Group	10.2(a)
DCY	Recitals
DCY Group	10.2(a)
Deductible	10.5(a)
Disbursement	Recitals
Election	Recitals
ERISA	6.12(a)
Escrow Agent	3.2(b)
Escrow Agreement	3.2(b)
Excluded Matter	1.1 (in definition of Material Adverse Effect)
Financial Statements	6.5
GoldenTree Entities	Recitals
GoldenTree Indemnification Hold-Back	3.2(b)
GoldenTree Purchase Price	3.1(c)
GoldenTree Shares	Recitals
Indemnification Claim	10.4(b)
Indemnification Hold-Back	3.2(b)
Indemnitees	8.3(a)
Insight Entities	Recitals
Insight Indemnification Hold-Back	3.2(b)
Insight Purchase Price	3.1(b)
Insight Shares	Recitals
Loss	10.2(a)
Losses	10.2(a)
Marks	1.1 (in definition of Intellectual Property)
Material Contracts	6.11(a)
Patents	1.1 (in definition of Intellectual Property)
Personal Property Leases	6.9
Preferred Stock	Recitals
Purchase Price	3.1(d)
Purchaser(s)	Recitals
Purchaser Documents	7.2
Purchaser Indemnified Parties	10.2(a)
Purchaser Representatives	11.4(a)
Real Property Leases	6.8
Recapitalization	Recitals
Redemption	Recitals

Term	Section
Registration Rights Agreement	9.1(g)
RM	Recitals
RM Indemnification Hold-Back	3.2(b)
RM Purchase Price	3.1(d)
RM Shares	Recitals
Securities Act	7.5
Selling Stockholders	Recitals
Selling Stockholder Documents	5.1(b)
Selling Stockholder Indemnified Parties	10.3(a)
Shares	Recitals
SIP	8.6(b)
Stockholder Representative	11.3(a)
Stockholders Agreement	9.1(g)
Subsidiary	Recitals
Subsidiary Transaction	Recitals
Survival Period	10.1(a)
Threshold	10.5(b)
Trade Secrets	1.1 (in definition of Intellectual Property)

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that such breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected on or Set Forth in. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) such item is specifically set forth on the balance sheet or financial statements or (b) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

RECAPITALIZATION; SALE AND PURCHASE OF SHARES; REDEMPTION;

SUBSIDIARY TRANSACTION

2.1 Recapitalization. Immediately prior to the execution and delivery of this Agreement, the Company (i) filed the Amended and Restated Certificate of Incorporation of the Company attached as Exhibit A hereto (the “Amended Charter”) with the Secretary of State of the State of Oklahoma that, among other things, (a) authorizes 41,000,000 shares of Common Stock and 15,517,206 shares of Preferred Stock and (b) sets forth the terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Common Stock and the Preferred Stock and (ii) consummated the Recapitalization.

2.2 Sale and Purchase of Shares.

(a) Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Stockholder agrees to sell to the Bain Entities, and the Bain Entities agree to purchase from each Selling Stockholder, the Bain Shares owned by such Selling Stockholder set forth opposite such Selling Stockholder’s name on Exhibit B-1 hereto.

(b) Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Stockholder agrees to sell to the Insight Entities, and the Insight Entities agree to purchase from each Selling Stockholder, the Insight Shares owned by such Selling Stockholder set forth opposite such Selling Stockholder’s name on Exhibit B-2 hereto.

(c) Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Stockholder agrees to sell to the GoldenTree Entities, and the GoldenTree Entities agree to purchase from each Selling Stockholder, the GoldenTree Shares owned by such Selling Stockholder set forth opposite such Selling Stockholder’s name on Exhibit B-3 hereto.

(d) Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Stockholder agrees to sell to RM, and RM agrees to purchase from each Selling Stockholder, the RM Shares owned by such Selling Stockholder set forth opposite such Selling Stockholder’s name on Exhibit B-4 hereto.

2.3 Redemption. Immediately after the sale of the Shares from the Selling Stockholders to the Purchasers, the Election and the Disbursement, the Company and the Selling Stockholders shall consummate the Redemption in accordance with the terms set forth on the Redemption Agreement attached as Exhibit C hereto. The Selling Stockholders and the Purchasers hereby covenant and agree for the benefit of one another (and subject to each such parties’ respective rights to enforcement by way of specific performance and other equitable relief if necessary) to take all such action necessary (and in their respective power) in, and/or contemplated by, the Credit Agreement and the Redemption Agreement to consummate the Disbursement under the Credit Agreement and the Redemption under the Redemption Agreement in accordance with the terms of the Credit Agreement and the Redemption Agreement immediately after the sale of Shares from the Selling Stockholders to the Purchasers hereunder.

2.4 Subsidiary Transaction. Immediately after the Redemption, the Company and the Subsidiary shall consummate, and the Selling Stockholders covenant for the benefit of the Purchasers and the Purchasers covenant for the benefit of the Selling Stockholders (and subject to the Purchasers’ and the Selling Stockholders’ rights to enforcement by way of specific enforcement by way of specific performance and other equitable relief if necessary) to take all such action necessary to consummate, the Subsidiary Transaction in accordance with the documents attached as Exhibit D hereto immediately after the consummation of the transactions contemplated by the Redemption Agreement.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price.

(a) The aggregate consideration for the Bain Shares shall be an amount in cash equal to $46,666,928.58 (the “Bain Purchase Price”), which shall be paid by the Bain Entities as set forth on Exhibit B-1 hereto.

(b) The aggregate consideration for the Insight Shares shall be an amount in cash equal to $46,666,928.58 (the “Insight Purchase Price”), which shall be paid by the Insight Entities as set forth on Exhibit B-2 hereto.

(c) The aggregate consideration for the GoldenTree Shares shall be an amount in cash equal to $4,000,024.30 (the “GoldenTree Purchase Price”), which shall be paid by the GoldenTree Entities as set forth on Exhibit B-3 hereto.

(d) The aggregate consideration for the RM Shares shall be an amount in cash equal to $1,000,006.08 (the “RM Purchase Price”), which shall be paid by RM as set forth on Exhibit B-4 hereto. The Bain Purchase Price, the Insight Purchase Price, the GoldenTree Purchase Price and the RM Purchase Price are collectively referred to herein as the “Purchase Price”.

3.2 Payment of Purchase Price.

(a) Payment of Purchase Price at Closing. On the Closing Date, (i) the Bain Entities shall pay an amount equal to the Bain Purchase Price less the Bain Indemnification Hold-Back, (ii) the Insight Entities shall pay an amount equal to the Insight Purchase Price less the Insight Indemnification Hold-Back, (iii) the GoldenTree Entities shall pay an amount equal to the GoldenTree Purchase Price less the GoldenTree Indemnification Hold-Back and (iv) RM shall pay an amount equal to the RM Purchase Price less the RM Indemnification Hold-Back, in each case by wire transfer of immediately-available United States funds into accounts designated in writing at least two Business Days prior to the Closing Date by the Selling Stockholders and allocated among the Selling Stockholders as set forth on Exhibits B-1, B-2, B-3 and B-4.

(b) Payment of Indemnification Hold-Back at Closing. On the Closing Date, (i) the Bain Entities shall deposit with Bank of Oklahoma, N.A., in its capacity as escrow agent (the “Escrow Agent”) pursuant to that certain Escrow Agreement among Purchasers, the Selling Stockholders and the Escrow Agent, to be executed at Closing substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”), by wire transfer of immediately-available United States funds, an amount in cash equal to $9,491,525.20 (the “Bain Indemnification Hold-Back”), (ii) the Insight Entities shall deposit with the Escrow Agent pursuant to that certain Escrow Agreement, by wire transfer of immediately-available United States funds, an amount in cash equal to $9,491,525.20 (the “Insight Indemnification Hold-Back”), (iii) GoldenTree shall deposit with the Escrow Agent pursuant to that certain Escrow Agreement, by wire transfer of immediately-available

United States funds, an amount in cash equal to $813,559.68 (the “GoldenTree Indemnification Hold-Back”) and (iv) RM shall deposit with the Escrow Agent pursuant to that certain Escrow Agreement, by wire transfer of immediately-available United States funds, an amount in cash equal to $203,389.92 (the “RM Indemnification Hold-Back” and, together with the Bain Indemnification Hold-Back, the insight Indemnification Hold-Back and the GoldenTree Indemnification Hold-Back, the “Indemnification Hold-Back”).

(c) Final Payment of Purchase Price. Any portion of the Indemnification Hold-Back that is not necessary to satisfy any payment or unresolved indemnification claim pursuant to Section 10.2 shall be released within fifteen Business Days after the later of (i) the twelve-month anniversary of the Closing Date or (ii) the completion of the audit of the Company’s financial statements for the fiscal year ending December 31, 2006, but in no event later than the eighteen-month anniversary of the Closing Date, and shall be paid by wire transfer of immediately-available United States funds into accounts designated by the Selling Stockholders to the Escrow Agent in accordance with the Escrow Agreement and allocated among the Selling Stockholders in accordance with their pro rata ownership of the Shares. Notwithstanding the foregoing, any amounts remaining in the Indemnification Hold-Back on that date that are subject to a pending indemnification claim pursuant to Section 10.2 shall remain in the Indemnification Hold-Back account until such indemnification claim is finally resolved. The Indemnification Hold-Back shall terminate when all funds in the Indemnification Hold-Back are distributed to the Purchaser Indemnified Parties or the Selling Stockholders pursuant to the terms of this Agreement and the Escrow Agreement.

ARTICLE IV

CLOSING

4.1 Closing Date. The closing of the sale and purchase of the Shares provided for in Section 2.2 hereof (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. (Eastern Time) on the date hereof (the “Closing Date”), unless another time, date or place is agreed to in writing by the parties hereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

THE SELLING STOCKHOLDERS

5.1 SolarWinds Management, LLC. SolarWinds Management, LLC as a Selling Stockholder hereby represents, severally and not jointly with the other Selling Stockholder, to Purchasers that:

(a) Formation and Existence. Such Selling Stockholder is a limited liability company duly formed and validly existing under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its properties and to carry on its business.

(b) Authorization of Agreement. Such Selling Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by such Selling Stockholder in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Selling Stockholder Documents”), and the Redemption contemplated by the Redemption Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Selling Stockholder Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of such Selling Stockholder. This Agreement has been, and each of the other Selling Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Selling Stockholder, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Selling Stockholder Document, when so executed and delivered will constitute, the legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Conflicts; Consents of Third Parties. Except as set forth on Schedule 5.1(c):

(i) None of the execution and delivery by such Selling Stockholder of this Agreement or the other Selling Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (A) the organizational and governing documents of such Selling Stockholder; (B) any Contract or Permit to which such Selling Stockholder is a party or by which any of the properties or assets of such Selling Stockholder are bound; (C) any Order of any Governmental Body applicable to such Selling Stockholder or by which any of the properties or assets of such Selling Stockholder are bound; or (D) any applicable Law.

(ii) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Selling Stockholder in connection with the execution and delivery of this Agreement or the other Selling Stockholder Documents, the compliance by such Selling Stockholder with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on such Selling Stockholder’s ability to consummate the transactions contemplated hereby or thereby.

(d) Ownership and Transfer of Shares. Such Selling Stockholder is the record and beneficial owner of the Shares indicated as being owned by such Selling Stockholder on Exhibits B-1 and B-2, free and clear of any and all Liens. Such Selling Stockholder has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchasers good and marketable title to such Shares, free and clear of any and all Liens.

(e) Litigation. There are no Legal Proceedings pending or, to the knowledge of such Selling Stockholder, threatened that, individually or in the aggregate, are reasonably likely to prohibit or restrain the ability of such Selling Stockholder to enter into this Agreement or consummate the transactions contemplated hereby.

(f) Financial Advisors. Except as set forth on Schedule 5.1(f) hereto, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Selling Stockholder in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof (provided, that the fees, commissions or like payments of any Person set forth on Schedule 5.1(f) shall be paid by the Selling Stockholders).

5.2 Yonce Management, LLC. Yonce Management, LLC as a Selling Stockholder hereby represents, severally and not jointly with the other Selling Stockholder, to Purchasers that:

(a) Formation and Existence. Such Selling Stockholder is a limited liability company duly formed and validly existing under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its properties and to carry on its business.

(b) Authorization of Agreement. Such Selling Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the other Selling Stockholder Documents and the Redemption contemplated by the Redemption Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Selling Stockholder Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of such Selling Stockholder. This Agreement has been, and each of the other Selling Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Selling Stockholder, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Selling Stockholder Document, when so executed and delivered will constitute, the legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Conflicts; Consents of Third Parties. Except as set forth on Schedule 5.2(c):

(i) None of the execution and delivery by such Selling Stockholder of this Agreement or the other Selling Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (A) the organizational and governing documents of such Selling Stockholder; (B) any Contract or Permit to which such Selling Stockholder is a party or by which any of the properties or assets of such Selling Stockholder are bound; (C) any Order of any Governmental Body applicable to such Selling Stockholder or by which any of the properties or assets of such Selling Stockholder are bound; or (D) any applicable Law.

(ii) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Selling Stockholder in connection with the execution and delivery of this Agreement or the other Selling Stockholder Documents, the compliance by such Selling Stockholder with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on such Selling Stockholder’s ability to consummate the transactions contemplated hereby.

(d) Ownership and Transfer of Shares. Such Selling Stockholder is the record and beneficial owner of the Shares indicated as being owned by such Selling Stockholder on Exhibits B-1 and B-2, free and clear of any and all Liens. Such Selling Stockholder has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchasers good and marketable title to such Shares, free and clear of any and all Liens.

(e) Litigation. There are no Legal Proceedings pending or, to the knowledge of such Selling Stockholder, threatened that, individually or in the aggregate, are reasonably expected to prohibit or restrain the ability of such Selling Stockholder to enter into this Agreement or consummate the transactions contemplated hereby.

(f) Financial Advisors. Except as set forth on Schedule 5.2(f) hereto, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Selling Stockholder in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof (provided, that the fees, commissions or like payments of any Person set forth on Schedule 5.2(f) shall be paid by the Selling Stockholders).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchasers that:

6.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Except as set forth on Schedule 6.1, the Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

6.2 Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Recapitalization (together with this Agreement, the “Company Documents”), the Redemption contemplated by the Redemption Agreement, the Election, and the Subsidiary Transaction, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the other Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Company Document, when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties. Except as set forth on Schedule 6.3:

(a) None of the execution and delivery by the Company of this Agreement or the other Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order of any

Governmental Body applicable to the Company or by which my of the properties or assets of the Company are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement or the other Company Documents, the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

6.4 Capitalization.

(a) The authorized capital stock of the Company consists of 41,000,000 shares of Common Stock and 15,517,206 shares of Preferred Stock. As of the date hereof, there are 6,103,449 shares of Common Stock issued and outstanding, 6,103,449 shares of Preferred Stock issued and outstanding and no shares of Common Stock or Preferred Stock held by the Company as treasury stock. All of the issued and outstanding shares of Common Stock and Preferred Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable. Immediately after the consummation of the transactions contemplated by the Recapitalization, this Agreement, and the Redemption Agreement in accordance with their respective terms (and assuming that Purchasers do not take any action that would affect the capitalization of the Company nor sell or otherwise transfer any Shares purchased by them as contemplated hereby), the capitalization of the Company will be as set forth on Schedule 6.4(a) hereto and all of the issued and outstanding shares of Common Stock and Preferred Stock will have been duly authorized for issuance and will be validly issued, fully paid and non-assessable. In the event the Purchasers take, or any Purchaser takes, any action of any kind not specifically contemplated by the Recapitalization, this Agreement and/or the Redemption Agreement the representation set forth in the immediately preceding sentence will be of no force or effect and will automatically be deemed to have never been made by the Selling Stockholders in any manner whatsoever and, in such case, the Selling Shareholders will have no liability whatsoever arising under or relating to the representation in the immediately preceding sentence.

(b) There is no existing option, warrant, call, right, or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, purchase or redemption of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company. The Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company. No Indebtedness of the Company (i) having the right to vote on any matters on which security holders of the Company may vote (or which are convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from the capital stock of the Company, is issued or outstanding. The Company does not have any subsidiaries and does not directly or indirectly, own or hold any rights to acquire any capital stock or any other securities, interests or investments in any other Person.

6.5 Financial Statements. The Company has made available to Purchasers copies of (i) the audited balance sheets of the Company as at December 31, 2004 and the related audited statements of income and of cash flows of the Company for the year then ended, and (ii) the unaudited balance sheet of the Company as at November 30, 2005 and the related statements of income and cash flows of the Company for the eleven month-period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth in the notes thereto and as disclosed in Schedule 6.5, each of the Financial Statements (i) has been derived from and in accordance with the books and records of the Company and (ii) has been prepared in accordance with GAAP consistently applied and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein.

For the purposes hereof, the audited balance sheet of the Company as at December 31, 2004 is referred to as the “Balance Sheet” and December 31, 2004 is referred to as the “Balance Sheet Date”.

6.6 No Undisclosed Liabilities/Absence of Certain Changes or Events.

(a) To the Knowledge of the Company, the Company has no material Liabilities of any kind, other than (i) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date that are not material in nature or amount, (ii) Liabilities incurred in connection with the transactions contemplated hereby and (iii) Liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as set forth on Schedule 6.6(b) hereto or as part of the Recapitalization, since the Balance Sheet Date, there has not been:

(i) any material loss, damage, destruction or other casualty to the assets or properties of the Company (other than any for which insurance awards have been received or guaranteed);

(ii) any loss of the employment, services or benefits of any Key Employee of the Company; or

(iii) any material adverse change in the business, assets, properties, results of operations or condition (financial or otherwise) of the Company, or any event that, individually or in the aggregate, has had a material adverse effect on the foregoing, and, to the Knowledge of the Company, no factor or condition exists and no event has occurred that has had a Material Adverse Effect.

6.7 Taxes. Except as set forth on Schedule 6.7 hereto:

(a) (i) the Company has timely filed all material Federal, state and foreign Tax Returns and reports required to be filed by it and (ii) all Taxes required to be paid by the Company have either been paid by it or are reflected in accordance with GAAP as a reserve for Taxes on the most recent Financial Statements;

(b) all material Taxes required to be withheld by the Company have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority;

(c) no deficiencies for any Taxes have been proposed, asserted or assessed against the Company in writing that are still pending;

(d) no requests for waivers of the time to assess any Taxes have been made that are still pending;

(e) the Company has not received notice in writing of any audits that have not closed;

(f) the statute of limitations for Federal income tax purposes with respect to the Company is closed for all years before 2002, and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company for any other Tax periods;

(g) no Tax Return of the Company is under current examination by the IRS or by any state or foreign Tax Authority and there is no other action, suit or other proceeding now pending against, or with respect to, the Company in respect of any Tax or assessment;

(h) all assessments for Taxes due with respect to any concluded litigation have been fully paid or have been adequately reserved on the Financial Statements in accordance with GAAP;

(i) the Company is not liable for the Taxes of any other Person as a result of any indemnification provision or other contractual obligation;

(j) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns;

(k) the Company has not engaged in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b);

(l) the Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and the Company will be an S corporation up to and including the day before the Closing Date;

(m) the Company has no potential liability for any Tax under Code Section 1374;

(n) the Company has not, in the past 10 years (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that was not a qualified subchapter S subsidiary; and

(o) this Section 6.7 represents the sole and exclusive representation and warranty of the Company regarding Tax matters.

6.8 Real Property. The Company does not own any real property or interests in real property. Schedule 6.8 sets forth a complete list of all leases of real property by the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) as lessee or lessor. The Company is not in breach of or default under, and has not received any written notice of any breach of, or default or event that with notice or lapse of time, or both, would constitute a default by the Company under, any of the Real Property Leases, other than for such breaches or defaults which would not, individually or in the aggregate, constitute a Material Adverse Effect. To the Knowledge of the Company, no other party to a Real Property Lease is in material breach of or default under any of the Real Property Leases. Each Real Property Lease is in full force and effect and is valid, binding and enforceable in accordance with its respective terms and affords the Company valid leasehold possession of the properties and assets that are the subject thereof and no Real Property Lease has been modified or amended except pursuant to an amendment referred to on Schedule 6.8. The Company has not assigned its interests under any Real Property Lease, or subleased all or any part of the space demised thereby, to any third party.

6.9 Tangible Personal Property; Sufficiency of Assets. Schedule 6.9 sets forth all leases of personal property by the Company (“Personal Property Leases”). To the Knowledge of the Company, the Company is not in breach of or default under, and has not received any written notice of any breach of or default, or any event that with notice or lapse of time, or both, would constitute a default, by the Company under, any of the Personal Property Leases, other than for such breaches or defaults which would not, individually or in the aggregate, constitute a Material Adverse Effect. The assets, properties and rights of the Company constitute all of the assets and rights which aye used in the operation of the businesses of the Company and which are necessary or required for the conduct of such businesses as currently conducted, except to the extent that the lack of such assets or rights would not, individually or in the aggregate, constitute a Material Adverse Effect. There are no assets, properties, rights or interests of any kind or nature that the Company is currently using, holding or operating in its businesses that will not be used, held or operated by the Company immediately following the Closing other than (i) disposals of assets in the Ordinary Course of Business, (ii) use of consumable products and other like assets, or (iii) such assets that the failure to so use, hold or operate would not individually or in the aggregate, constitute a Material Adverse Effect. Except as set forth on Schedule 6.9, the Company has good title, free and clear of any Liens, to, or a valid leasehold interest under enforceable leases in, all of the assets, properties and rights of the Company, other than for such Liens which would not, individually or in the aggregate, constitute a Material Adverse Effect.

6.10 Intellectual Property.

(a) Schedule 6.10(a) sets forth an accurate and complete list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, Internet domain names and material Software products owned by the Company. Schedule 6.10(a) lists the jurisdictions in which each such item of Intellectual Property (excluding material Software products) has been issued or registered or in which each such application for issuance or registration of such item of Intellectual Property (excluding material Software products) has been filed.

(b) The Company owns all right, title and interest in and to (subject to non-exclusive object code licenses granted by the Company to its customers, distributors, resellers or licensees), or has valid rights to use, all material Company Intellectual Property free and clear of all Liens (except for Permitted Exceptions).

(c) To the Knowledge of the Company, the material Company Intellectual Property (excluding Intellectual Property used pursuant to license), the products of the Company and the use of the Company’s products as licensed or otherwise authorized in writing by the Company do not infringe or constitute misappropriation of any Intellectual Property of any third Person.

(d) There is no pending Legal Proceeding or, to the Knowledge of the Company, written threatened claim that the Company is infringing or has misappropriated any Intellectual Property rights of any third Person, which, if adversely determined, would, individually or in the aggregate have a Material Adverse Effect. The Company has not agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed, or provided by the Company.

(e) There are no Orders to which the Company is a party or, to the Knowledge of the Company, by which the Company is bound, that restrict the Company’s rights to use any material Company Intellectual Property.

(f) To the Knowledge of the Company, no third Person (including any employee or former employee of the Company) is infringing or misappropriating any material Company Intellectual Property owned by the Company.

(g) Except as set forth on Schedule 6.10(g), the Company (i) has not licensed or disclosed to any third Person any source code for any of the Company’s products and (ii) is not currently a party to a source code escrow agreement or other agreement requiring the Company to disclose or deposit in escrow the source code for any of the Company’s products. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will result in the disclosure or deposit by the Company, or any other Person acting on the Company’s behalf, to or with any third Person of any source code: for any of the Company’s products.

(h) No material Trade Secret or any other non-public, proprietary information material to the business of the Company as currently conducted has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company to any third Person other than pursuant to a written nondisclosure agreement restricting the disclosure and use of such Trade Secrets and nonpublic proprietary information. The Company has taken commercially reasonable security measures to protect the confidentiality of the material Trade Secrets of the Company and third party confidential information provided to the Company that the Company is obligated to maintain in confidence, which measures are commercially reasonable in the industry in which the Company operates. Each employee, consultant and independent contractor of the Company whose duties or services include the development or creation of any Intellectual Property on behalf of the Company or any products or services of the Company has entered into a written nondisclosure and invention assignment agreement with the Company in a form provided to Purchasers assigning to the Company all right, title and interest in and to such Intellectual Property.

(i) Except as set forth on Schedule 6.10(d), the Company has not incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models in any Software developed, licensed or distributed by the Company.

(j) There are no outstanding, or to the Knowledge of the Company, threatened claims by any third Person for breach of any w m t y given by the Company for any products of the Company, except as to any such claims which would not, individually or in the aggregate, constitute a Material Adverse Effect.

(k) No funding from a Governmental Body, university, college, other educational institution or research center was used in the development of any Company Intellectual Property owned by the Company or any products of the Company.

6.11 Material Contracts.

(a) Schedule 6.11(a) sets forth all of the following Contracts to which the Company is a party or by which it or its assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any Selling Stockholder or any current employee, officer or director of the Company;

(ii) Contracts with any labor union or association representing any employee of the Company;

(iii) Contracts for the sale of any of the assets of the Company, in each case for consideration in excess of $50,000, other than the sale of the Company’s products in the Ordinary Course of Business;

(iv) Contracts relating to any acquisition to be made by the Company of any operating business or the capital stock or assets of any other Person, except for the acquisition of assets utilized in the operation of the business in the Ordinary Course of Business;

(v) Contracts relating to the incurrence or guarantee of Indebtedness, or the making of any loans, in each case involving amounts in excess of $5,000;

(vi) Contracts which involve the expenditure by the Company of more than $50,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Company without penalty on notice of 120 days or less;

(vii) Contracts relating to partnerships or joint ventures or that involve a sharing of revenues, profits, cash flows, expenses or losses with other Persons or the payment of royalties to any other Person in excess of $50,000;

(viii) Contracts under which the Company is a licensor of Intellectual Property (other than licenses included with the Company’s products in the Ordinary Course of Business), or provider of services (other than in the Ordinary Course of Business), or agrees to encumber, not assert, transfer or sell rights in or with respect to any Intellectual Property or to provide source code to any third party;

(ix) (A) Contracts under which the Company is a licensee of any Intellectual Property (except for “shrink wrap” and similar widely available commercial end-user licenses that have an individual acquisition cost of $50,000 or less) or (B) providing for the development of any Intellectual Property, independently or jointly, by or for the Company;

(x) Contracts authorizing any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company except in the Ordinary Course of Business;

(xi) agreements of indemnification or warranties or any Contract containing any support, maintenance or service obligation or cost on the part of the Company, except in the Ordinary Course of Business;

(xii) Contracts not identified in clause (xi) above under which the Company provides any advice or services to any third party, including any consulting Contracts, professional Contracts or software implementation, deployment or development services Contracts, or support services Contracts, in each case for consideration in excess of $50,000, except in the Ordinary Course of Business;

(xiii) confidentiality, secrecy or non-disclosure Contracts other than any such Contracts entered into with customers in the Ordinary Course of Business;

(xiv) Contracts containing covenants limiting the freedom of the Company to engage in any line of business or geographic market or to compete with any Person or covenants of another Person not to compete with the Company or granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, components, parts, subassemblies or service, except in the Ordinary Course of Business; and

(xv) other Contracts or obligations not addressed by clauses (i) through (xiv) that individually have a value in excess of $500,000.

(b) Each Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect. Except as set forth on Schedule 6.11(b), the Company has performed all material obligations required to be performed by it to date under each Material Contract, and the Company is not in material default, and has not received any written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by the Company under, any Material Contract, except for defaults that would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, no other party to any Material Contract is in material breach thereof or default in respect thereof. The Company has delivered or made available to Purchasers or their representatives true and complete copies of all the Material Contracts.

6.12 Employee Benefits Plans.

(a) Except as set forth on Schedule 6.12(a), neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any other material employee plan, policy or arrangement (whether oral or written) under which the Company could have any Liability (each, a “Company Benefit Plan”).

(b) Neither the Company nor any entity required to be aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code has incurred any material liability pursuant to Title IV of ERISA, and no facts exist which could reasonable form a basis for such material liability to the Company. None of the Company Benefit Plans is a “multiemployer plan,” as defined in Section 3(37) of ERISA, and no facts exist which could reasonable form a basis for such any withdrawal liability to the Company.

(c) Each Company Benefit Plan has been administered and maintained in accordance with its express terms and applicable laws and regulations, and all reports and information relating to each Company Benefit Plan required to be filed with any governmental authority or to be disclosed or provided to participants or their beneficiaries have been timely filed, disclosed or provided, except where the failure to administer or to maintain or to file, disclose or provide would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either by itself or by virtue of a subsequent event: (i) result in payment becoming due to any current or former employee of the Company under any Company Benefit Plan, or (ii) result in any payment that could not be deductible under Section 280G of the Code.

(e) The Company is in compliance in all material respects with, and there has been no violation of, the “continuation coverage requirement” as set forth under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, to the extent applicable to the Company, except where the failure to be in compliance or a violation would not, individually or in the aggregate, have a Material Adverse Effect.

6.13 Labor.

(a) The Company is not a party to (i) any labor or collective bargaining agreement (and knows of no activities or proceedings to organize its employees for a labor union); (ii) any outstanding employment agreements or contracts with officers or employees of the Company that are not terminable at will, or that provide for the payment of any bonus or commission; (iii) any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Company (other than as required by Law); or (iv) any consulting agreements with individuals.

(b) There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) (i) The Company is in compliance with all applicable Laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there are no charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any Governmental Body responsible for the prevention of unlawful employment practices; and (iii) the Company has received no notice from any Governmental Body responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of the Company and, to the Knowledge of the Company, no such investigation is in progress, except, in the case of clauses (i), (ii) and (iii) to the extent that any such noncompliance, charges, notices or investigations would not, individually or in the aggregate, result in a Material Adverse Effect.

(d) The Company has heretofore delivered to Purchasers or their representatives a list dated as of December 13, 2005 containing the name, position, starting employment date, current annual salary and bonus and commissions during 2005 of each current employee of the Company.

6.14 Litigation. Except as set forth on Schedule 6.14, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened by or against the Company before any Governmental Body, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor its assets or properties are subject to any Order of any Governmental Body except to the extent the same would not, individually or in the aggregate, have a Material Adverse Effect.

6.15 Compliance with Laws; Permits.

(a) The Company is in compliance with all Laws of any Governmental Body applicable to its businesses or operations, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any written notice of and, to the Knowledge of the Company, it has not been charged with the violation of any Laws.

(b) The Company currently has all Permits which are required for the operation of its businesses as presently conducted, other than those the failure of which to possess would not, individually or in the aggregate, have a Material Adverse Effect. Each Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any respect. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not, individually or in the aggregate, have a Material Adverse Effect.

6.16 Environmental Matters. The representations and warranties contained in this Section 6.16 are the sole and exclusive representations and warranties of the Company or the Selling Stockholders pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws. Except as set forth on Schedule 6.16 hereto and except in each case as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) the operations of the Company are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business;

(b) the Company is not subject to any pending or, to the Knowledge of the Company, threatened claim alleging that the Company may be in violation of any Environmental Law or any environmental permit or may have any Liability under any Environmental Law, other than for such threatened claims which would not, individually or in the aggregate, constitute a Material Adverse Effect;

(c) to the Knowledge of the Company, there are no pending or threatened investigations of the businesses of the Company, .or any currently or previously owned or leased property of the Company under Environmental Laws, which would result in the Company incurring any material Liability pursuant to any Environmental Law.

6.17 Financial Advisors. Except as set forth on Schedule 6.17, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholders or the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Purchasers in respect thereof (provided, that the fees, commissions or like payments of any Person set forth on Schedule 6.17 shall be paid by the Selling Stockholders).

6.18 Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 6.18:

(a) the Company is not a party to any Contract with any of the directors, officers or stockholders of the Company or any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person), (ii) licenses technology (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person, (v) pays or receives commissions, rebates or other payments or (vi) provides or receives any other material benefit;

(b) the Company does not employ as an employee or engage as a consultant any family member of any of the directors, officers or stockholders of the Company;

(c) to the Knowledge of the Company, during the past three years none of the directors, officers or stockholders of the Company, or any family member of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person which during such period has been a supplier, customer or agent of the Company or has competed with or been engaged in any business of the kind being conducted by the Company; and

(d) no Affiliate of the Company owns or has any rights in or to any of the assets, properties or rights used by the Company in the ordinary course of its business.

6.19 Customers. Schedule 6.19 sets forth a complete and correct list of: (a) all customers whose purchases from the Company exceeded 5% of the net sales of the Company during fiscal 2004; (b) the top 15 distributors of any products of the Company based upon sales of such Company products during fiscal 2004; and (c) all current financial, accounting or legal representatives of the Company. Except as set forth on Schedule 6.19, none of such customers, distributors or representatives has terminated its relationship with the Company.

6.20 Insurance. Schedule 6.20 lists the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring the Company and its assets, properties and operations. The Company has furnished or made available a true, complete and accurate copy of all such policies to Purchasers or their representatives. Except as set forth on Schedule 6.20, all such policies are in full force and effect and to the Knowledge of the Company (a) are sufficient for all applicable requirements of Law and (b) will not in any way be affected by or terminate or lapse by reason of the consummation of the transactions contemplated by this Agreement. The Company is not in default under any provisions of any such policy of insurance nor has the Company received notice of cancellation of any such insurance, except for defaults or notices that would not, individually or in the aggregate, have a Material Adverse Effect. There is no claim by the Company pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies. To the Knowledge of the Company, the insurance maintained by the Company in connection with its business is adequate in accordance with industry standards.

6.21 Books and Records. The Company has provided or made available to Purchasers true, correct and complete copies of (a) all documents identified on the Schedules hereto, (b) the certificate of incorporation and bylaws of the Company, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and security holders of the Company, and (d) the stock ledger, journal and other records reflecting all stock issuances and transfers of the Company. The minute books of the Company provided to Purchasers contain a true, complete and accurate summary in all material respects of all meetings of directors and security holders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser hereby severally represents and warrants to the Selling Stockholders that (except that RM does not make the representations and warranties contained in Sections 7.1, 7.2(a) and 7.3(a)(i)):

7.1 Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate properties and carry on its business.

7.2 Authorization of Agreement.

(a) Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each of the other Purchaser Documents have been duly authorized by all necessary action on behalf of Purchaser.

(b) This Agreement has been, and each of the other Purchaser Documents will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Purchaser Documents when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors and the Selling Stockholders, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

7.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement or the other Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the other Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

7.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that, individually or in the aggregate, are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

7.5 Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

7.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

7.7 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither the Company nor any Selling Stockholder is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Selling Stockholders and the Company, as the case may be, in Article V and Article VI, respectively (including the Schedules referenced therein), and in the Selling Stockholder Documents and the Company Documents, respectively.

ARTICLE VIII

COVENANTS

8.1 Access to Information. After the Closing, Purchasers will give the Selling Stockholders reasonable access during the Company’s regular business hours, as applicable, upon reasonable advance notice and under reasonable circumstances, subject to restrictions under applicable Law, to the books and records of the Company to the extent reasonably necessary for the preparation of financial statements, regulatory filings or Tax Returns of the Company or the Selling Stockholders or their Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings. The Selling Stockholders shall be entitled, at their sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 8.1.

8.2 Further Assurances. Each of Purchasers, the Company and the Selling Stockholders shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

8.3 Indemnification, Exculpation and Insurance.

(a) For a period of six years from and after the Closing Date, the Company shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Closing Date other than with respect to fraud, willful misconduct or gross negligence. Purchasers agree that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of incorporation or by-laws or comparable organizational documents of the Company as now in effect, and any indemnification agreements or arrangements of the Company shall survive the Closing Date and shall for a period of six years from and after the Closing Date continue in full force and effect in accordance with their terms. For a period of six years from and after the Closing Date, such rights shall not be amended, or otherwise modified in any manner that would materially adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, the Company shall pay any expenses of any Indemnitee under this Section 8.3, as incurred to the fullest extent permitted under applicable Law.

(b) Any Indemnitee wishing to claim indemnification under this Section 8.3, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Purchasers, but the failure so to notify shall not relieve a party from any Liability that it may have under this Section 8.3, except to the extent such failure materially prejudices such party. Indemnitee shall have the right (but not the obligation) to control the defense of, including the investigation of, any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 8.3 with counsel selected by Indemnitee.

(c) Each of the Company and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) The provisions of this Section 8.3: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(e) The obligations of the Company under this Section 8.3 shall not be terminated or modified in such a manner as to materially adversely affect any Indemnitee to whom this Section 8.3 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 8.3 applies shall be third party beneficiaries of this Section 8.3).

8.4 Preservation of Records. The Selling Stockholders and the Company agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the business of the Company for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of the Selling Stockholders or Purchasers or any of their Affiliates or in order to enable the Selling Stockholders or Purchasers to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. In the event the Selling Stockholders or the Company wishes to destroy such records after that time, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.

8.5 Publicity.

(a) None of the Selling Stockholders, the Company or Purchasers shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the Selling Stockholders, the Company and the Purchaser Representatives.

(b) Each Purchaser, the Company and the Selling Stockholders agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except (i) for disclosures to such parties’ representatives and to lenders and prospective lenders to Purchasers or the Company and (ii) where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each Purchaser, the Company and the Selling Stockholders (as applicable) agree to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terns of this Agreement as the other party shall request.

8.6 Employment, Employee Benefits and Board Representation.

(a) Employees. Purchasers and the Selling Stockholders covenant and agree to cause the Company to offer employment to those employees of the Company set forth on Schedule 8.6(a).

(b) Stock Incentive Plan. Purchasers and the Selling Stockholders covenant and agree to cause the Company to establish a stock option plan for the benefit of the employees to be executed at Closing substantially in the form attached hereto as Exhibit F (the “SIP”), which shall consist of 2,000,000 shares of Common Stock. The SIP shall contain such terms and conditions as are customary for a private equity portfolio company.

8.7 Notice of Breach. Through the Closing Date, the Selling Stockholders and the Company shall promptly give written notice to Purchasers with particularity upon having knowledge of any matter that may constitute a material breach of my representation, warranty, agreement or covenant contained in this Agreement.

8.8 Disclosure Schedules. The Company and the Selling Stockholders may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

8.9 Tax Matters.

(a) The Company and the Selling Stockholders shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Company and the Selling Stockholders shall not take or allow any action (other than the transactions contemplated by this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

(b) The Stockholder Representative shall prepare or cause to be prepared and the Company (or, if appropriate, Purchasers or any Affiliate of the Company or Purchasers) shall file or cause to be filed all income Tax Returns of the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Except as required by Law, without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld), neither the Company, Purchasers nor any Affiliate of the Company or Purchasers shall file any amended Tax Return with respect to any such period. To the extent permitted by applicable law, the Selling Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Sellers for such periods. To the extent permitted by applicable Law, the Company shall not carry back any Tax attribute to any such period.

(c) The Selling Stockholders, the Company and Purchasers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding any other provisions hereof, the Stockholder Representative shall have the right to handle, defend, conduct and control any Tax audit or other proceeding involving the Company that relates to a taxable period ending on or prior to the Closing Date; provided that the Stockholder Representative shall keep the Company fully informed of any such Tax audit or other proceeding. The Stockholder Representative shall also have the right to compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to the preceding sentence; provided that such compromise or settlement does not adversely affect, in the Company’s reasonable judgment, the Company for any taxable period (or portion thereof) after the Closing Date.

(d) The Selling Stockholders will cause any Tax sharing agreement or similar arrangement with respect to Taxes involving the Company to be terminated effective as of the Closing Date, to the extent any such agreement or arrangement relates to the Company, and after the Closing Date the Company shall have no obligation under any such agreement or arrangement for any past, present or future period.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchasers. The obligation of Purchasers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all, of which may be waived by Purchaser Representatives, in their sole and absolute discretion, in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Company and the Selling Stockholders set forth in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the date hereof and the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and Purchasers shall have received a certificate signed by an authorized officer of the Company and each of the Selling Stockholders, dated the Closing Date, to the foregoing effect;

(b) the Company and the Selling Stockholders shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Purchasers shall have received a certificate signed by an authorized officer of the Company and each of the Selling Stockholders, dated the Closing Date, to the foregoing effect;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) the Selling Stockholders shall have delivered, or caused to be delivered, to Purchasers stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers;

(e) there shall have been no change, event, circumstance, development or effect that has had, individually or in the aggregate, a Material Adverse Effect;

(f) DCY, DAY and Doug Rogers shall have delivered to Purchasers executed employment agreements substantially in the form of Exhibits G-1, G-2 and G-3 hereto, respectively;

(g) the Selling Stockholders and the Company shall have delivered to Purchasers an executed stockholders agreement in the form of Exhibit H hereto (the “Stockholders Agreement”) and an executed registration rights agreement in the form of Exhibit I hereto (the “Registration Rights Agreement”);

(h) all consents, waivers, authorizations and approvals of any Governmental Bodies, and of any other Person, required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 9.1(h) shall have been duly obtained and shall be in full force and effect on the Closing Date;

(i) Purchasers, and if requested by Purchasers, Purchasers’ or the Company’s lenders, shall have received an opinion dated the Closing Date of Weil, Gotshal & Manges LLP, counsel to the Company, substantially in the form attached hereto as Exhibit J and an opinion of Morrel, West, Saffa, Craige & Hicks, Inc., Oklahoma counsel to the Company and the Selling Stockholders, substantially in the form attached hereto as Exhibit K;

(j) SolarWinds shall have delivered to Purchasers executed letters in substantially the form of Exhibit L hereto;

(k) the Company shall have delivered to Purchasers an executed Intellectual Property Assignment by and between Yonce Properties, LLC and the Company in substantially the form of Exhibit M hereto;

(l) the Company shall have delivered to Purchasers an executed Amendment to Lease by and between Yonce Properties, LLC and the Company in substantially the form of Exhibit N hereto; and

(m) the Selling Stockholders shall have delivered, or caused to be delivered, to Purchasers an executed statement from each of the Selling Stockholders certifying that such Selling Stockholder is not a foreign person within the meaning of Section 1445 of the Code.

9.2 Conditions Precedent to Obligations of the Selling Stockholders. The obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Stockholder Representative, in his sole and absolute discretion, in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of each Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the date hereof and the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and the Selling Stockholders shall have received a certificate signed by an authorized officer of each Purchaser, dated the Closing Date, to the foregoing effect;

(b) each Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by such Purchaser on or prior to the Closing Date, and the Selling Stockholders shall have received a certificate signed by an authorized officer of each Purchaser in his or her capacity as such, dated the Closing Date, to the foregoing effect;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) the amount of funded debt to be incurred by the Company at Closing shall not exceed $135,000,000;

(e) each Purchaser shall have delivered, or caused to be delivered, to the Selling Stockholders evidence of the wire transfers referred to in Section 3.2(a) hereof;

(f) the Company shall have delivered to each of DCY, DAY and Doug Rogers executed employment agreements substantially in the form of Exhibits G-1, G-2 and G-3 hereto, respectively; and

(g) each Purchaser shall have delivered to the Selling Stockholders an executed Stockholders Agreement and an executed Registration Rights Agreement.

9.3 Frustration of Closing Conditions. None of the Company, Purchasers or the Selling Stockholders may rely on the failure of any condition set forth in Sections 9.1 or 9.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations and Warranties.

(a) The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the twelve-month anniversary of the Closing Date; provided, however, that the representations and warranties of (i)(A) SolarWinds Management, LLC set forth in Sections 5.1(b) (Authorization of Agreement), 5.1(d) (Ownership and Transfer of Shares) and 5.1(f) (Financial Advisors) and (B) Yonce Management, LLC set forth in Sections 5.2(b) (Authorization of Agreement), 5.2(d) (Ownership and Transfer of Shares) and 5.2(f) (Financial Advisors), shall survive the Closing indefinitely, (ii) the Company set forth in Sections 6.7 (Taxes), 6.12 (Employee Benefits Plans) and 6.16 (Environmental Matters) shall survive the Closing until all claims relating to the subject matter thereof shall have been barred by the relevant statutes of limitations (after giving effect to all extensions and waivers), (iii) the Company set forth in Section 6.10 (Intellectual Property) shall survive the Closing through and including the twenty-four month anniversary of the Closing Date, and (iv) the Company set forth in Sections 6.1 (Organization) solely with respect to the organization of the Company, 6.2 (Authorization of Agreement), 6.4 (Capitalization) and 6.17 (Financial Advisors) shall survive the Closing indefinitely

(in each case, a “Survival Period”). Notwithstanding anything herein to the contrary a party seeking indemnification must give notice to the party from which indemnification is sought of any claim for indemnification under this Article X in writing setting forth the specific claim and the basis therefor in reasonable detail prior to the expiration of the applicable Survival Period. Except in the event of fraud, any claim for indemnification not made by the party seeking indemnification for a breach of representation and warranty on or prior to that date will be irrevocably and unconditionally released and waived.

(b) All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

10.2 Indemnification by Selling Stockholders.

(a) Subject to Section 10.5, SolarWinds Management, LLC and DCY (collectively the “DCY Group”) jointly and severally, on the one hand, and Yonce Management, LLC and DAY (collectively the “DAY Group”) jointly and severally, on the other hand, hereby agree, severally and not jointly amongst the DCY Group and the DAY Group, to indemnify and hold Purchasers, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, claims, demands, judgments, damages, diminutions in value, fines, suits, actions, costs and expenses (including reasonable attorneys’ fees) (individually, a “Loss” and, collectively, “Losses”) directly or indirectly:

(i) based upon or resulting from the breach of any of the representations or warranties made by (A) the Selling Stockholders other than as set forth in Sections 5.1(d) (Ownership and Transfer of Shares) and 5.2(d) (Ownership and Transfer of Shares) hereof, or (B) the Company in this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties to be true and correct in all respects, on and as of such earlier date); and

(ii) based upon or resulting h m the breach of any covenant on the part of the Selling Stockholders or the Company.

(b) Subject to Section 10.5, SolarWinds Management, LLC and DCY hereby jointly and severally agree to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses based upon or resulting from the breach of any of the representations or warranties made by such Selling Stockholder in Section 5.1(d) (Ownership and Transfer of Shares) to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date.

(c) Subject to Section 10.5, Yonce Management, LLC and DAY jointly and severally agree to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses based upon or resulting from the breach of any of the representations or warranties made by such Selling Stockholder in Section 5.2(d) (Ownership and Transfer of Shares) to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date.

10.3 Indemnification by Purchasers.

(a) Each Purchaser hereby agrees, severally and not jointly, to indemnify and hold the Selling Stockholders and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Selling Stockholder Indemnified Parties”) harmless from and against any and all Losses directly or indirectly:

(i) based upon or resulting from the breach of any of the representations or warranties made by such Purchaser in this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties to be true and correct in all respects, on and as of such earlier date); and

(ii) based upon or resulting from the breach of any covenant on the part of such Purchaser.

10.4 Indemnification Procedures.

(a) A claim for indemnification for my matter not involving a third-party claim may be asserted by notice in writing to the party from whom indemnification is sought setting forth (i) the basis for such claim, (ii) the provision(s) of this Agreement asserted to have been breached, (iii) a good faith estimate of the amount of such claim and (iv) a summary of any other relevant facts.

(b) In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any third party in respect of which payment may be sought under Sections 10.2 and 10.3 hereof (regardless of the limitations set forth in Section 10.5) (an “Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is materially prejudiced as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 calendar days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim at the indemnifying party’s expense; provided, that such indemnifying party’s expense shall not be deemed to be a Loss if the related Indemnification Claim is later determined not be a Loss. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.4(b) to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent. of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

10.5 Certain Limitations on Indemnification.

(a) Notwithstanding the provisions of this Article X, neither the Selling Stockholders nor Purchasers shall have any indemnification obligations for Losses (other than for Losses set forth in Section 10.5(b)) (i) under Section 10.21(a)(i) or Section 10.3(a)(i), or (ii) arising out of or resulting from or in connection with the breach of any covenant set forth in Article VIII under Section 10.2(a)(ii) or Section 10.3(a)(ii), unless and until the cumulative aggregate amount of such Losses exceeds $1,000,000 (the “Deductible”), at which point the Selling Stockholders or Purchasers, as the case may be, shall be obligated to indemnify the Purchaser Indemnified Parties or the Selling Stockholder Indemnified Parties, respectively, for all such Losses in excess of the Deductible.

(b) Notwithstanding the provisions of this Article X, neither the Selling Stockholders nor Purchasers shall have any indemnification obligations for Losses (i) arising out of or resulting from or in connection with the breach of any of the representations and warranties set forth in Sections 5.1(b) (Authorization of Agreement), 5.1(d) (Ownership and Transfer of Shares), 5.1(f) (Financial Advisors), 5.2(b) (Authorization of Agreement), 5.2(d) (Ownership and Transfer of Shares), 5.2(f) (Financial Advisors), 6.1 (Organization) solely with respect to the organization of the Company, 6.2 (Authorization of Agreement), 6.4 (Capitalization), 6.7 (Taxes) and 6.17 (Financial Advisors) hereof or (ii) arising out of or resulting from or in connection with fraud, under Section 10.2(a)(i) or Section 10.3(a)(i), unless and until the cumulative aggregate amount of such Losses exceeds $1,000,000 (the “Threshold”), at which point the Selling Stockholders or Purchasers, as the case may be, shall be obligated to indemnify the Purchaser Indemnified Parties or the Selling Stockholder Indemnified Parties, respectively, for all such Losses (including the amount comprising the Threshold).

(c) Except as set forth in Section 10.5(d), the indemnification obligations of the Selling Stockholders for any Losses shall be payable by the Selling Stockholders out of the Indemnification Hold-Back pursuant to the Escrow Agreement; provided, that to the extent any portion of the Indemnification Hold-Back is released to the Selling Stockholders, the Purchaser Indemnified Parties shall be entitled to recover such released amounts if a claim was properly brought prior to the expiration of the applicable Survival Period.

(d) The aggregate liability of the Selling Stockholders for any Losses shall not exceed the amount of the Indemnification Hold-Back; provided, that such limitation shall not apply to the indemnification obligations of the Selling Stockholders for Losses (x) arising out of or resulting from or in connection with the breach of any of the representations and warranties set forth in Sections 5.1(b) (Authorization of Agreement), 5.1(d) (Ownership and Transfer of Shares) 5.1(f) (Financial Advisors), 5.2(b) (Authorization of Agreement), 5.2(d) (Ownership and Transfer of Shares), 5.2(f) (Financial Advisors), 6.1 (Organization) solely with respect to the organization of the Company, 6.2 (Authorization of Agreement), 6.4 (Capitalization), 6.7 (Taxes), 6.12 (Employee Benefits Plans) and 6.17 (Financial Advisors) hereof or (y) arising out of or resulting from or in connection with fraud.

(e) The Selling Stockholders shall not be required to indemnify any Purchaser Indemnified Party and Purchasers shall not be required to indemnify any Selling Stockholder Indemnified Party to the extent of any Losses that a court of competent jurisdiction or an arbitrator shall have determined by final judgment to have resulted from the willful misconduct of the party seeking indemnification.

(f) Notwithstanding anything herein to the contrary, no Selling Stockholder shall be liable for, following extinguishment of the Indemnification Hold-Back, any amount in excess of his pro rata share of the Purchase Price.

(g) in calculating the amount of Losses of any party hereunder:

(i) after the Deductible has been satisfied by any single claim or any number of claims, no party shall have any recourse against any other party for any Loss that is subject to the indemnification limitations set forth in Section 10.5(a) that individually totals $50,000 or less; or

(ii) after the Threshold has been satisfied by any single claim or any number of claims, no party shall have any recourse against any other party for any Loss that is subject to the indemnification limitations set forth in Section 10.5(b) that individually totals $50,000 or less.

10.6 Calculation of Losses.

(a) The amount of any Losses for which indemnification is provided under this Article X shall be net of (i) any amounts actually recovered by the Purchaser Indemnified Parties under insurance policies or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery) and (ii) two-thirds of any Tax benefit actually realized by the Company emanating directly out of such Loss during the same taxable year in which the Loss is actually incurred. For the purpose of clause (ii) of this Section 10.6(a), the Company shall be deemed to actually recognize a Tax benefit with respect to a taxable year if, and to the extent that, the Company’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributable to the Loss, exceeds the Company’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributable to the Loss (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

(b) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any special or punitive damages of such other Person, but such parties shall be liable for Losses related to the diminution in value of the Company.

(c) For purposes of this Article X, any breaches of any representation or warranty shall be determined without regard to any qualification contained in or otherwise applicable to such representation or warranty as to materiality, Material Adverse Effect or Knowledge of the Company.

10.7 Tax Treatment of Indemnity Payments. The Selling Stockholders and Purchasers agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

10.8 Exclusive Remedy. From and after the Closing, except in the event of fraud (in which case the parties shall be entitled to exercise all of their rights, and seek all Losses available to them, under law or equity) the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant in this Agreement, shall be indemnification in accordance with this Article X.

ARTICLE XI

MISCELLANEOUS

11.1 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Selling Stockholders.

11.2 Expenses.

(a) The Company shall bear the expenses of the executive search firm retained by the parties in connection with the search for a new chief executive officer and chief financial officer of the Company; provided, that, in the event the Closing does not occur for any reason, neither the Selling Stockholders nor the Company shall be liable for any such expenses.

(b) Except as otherwise provided in this Agreement, the Company shall bear the expenses of the Selling Stockholders and Purchasers incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, and such expenses shall be due and payable by the Company immediately preceding the Closing. Notwithstanding the foregoing, (i) the Selling Stockholders and the Company shall equally bear the legal fees and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, and (ii) the Selling Stockholders shall bear all of the fees and expenses of any broker, finder or financial adviser retained by them or the Company in connection with the transactions contemplated by this Agreement.

11.3 Stockholder Representative.

(a) Each Selling Stockholder hereby irrevocably appoints DCY (the “Stockholder Representative”) as such Selling Stockholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Selling Stockholder with respect to the transfer of such Selling Stockholder’s Shares to the Company in accordance with the terns and provisions of this Agreement and to act on behalf of such Selling Stockholder in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including, without limitation, the power:

(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement;

(ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Selling Stockholder shall execute and deliver any such documents which the Stockholder Representative agrees to execute);

(iii) to terminate this Agreement if the Selling Stockholders are entitled to do so;

(iv) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(v) to take all actions which under this Agreement may be taken by the Selling Stockholders (including, without limitation, exercising any rights to indemnification under Article X) and to do or refrain from doing any further act or deed on behalf of the Selling Stockholder which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Selling Stockholder could do if personally present.

(b) The Stockholder Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted .in bad faith or by willful misconduct. The Stockholder Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof). Purchasers may rely on the actions of the Stockholder Representative taken in accordance with this Section 11.3 as the duly authorized actions of the Selling Stockholders.

(c) The Selling Stockholders agree, severally but not jointly, to indemnify the Stockholder Representative for, and to hold the Stockholder Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Stockholder Representative, arising out of or in connection with the Stockholder Representative’s carrying out it duties under this Agreement, including costs and expenses of successfully defending the Stockholder Representative against any claim of liability with respect thereto. The Stockholder Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

If DCY becomes unable to serve as Stockholder Representative, DAY, or such other Person or Persons as may be designated by DCY, shall succeed as the Stockholder Representative.

11.4 Purchaser Representatives.

(a) Each Purchaser irrevocably appoints J. Benjamin Nye (the “Bain Representative”) and Michael Triplett (the “Insight Representative” and, together with the Bain Representative, the “Purchaser Representatives”) as such Purchaser’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Purchaser with respect to any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Purchaser Representatives shall jointly deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including, without limitation, the power:

(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of Purchasers to consummate the transactions contemplated by this Agreement;

(ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Purchaser shall execute and deliver any such documents which the Stockholder Representatives agree to execute);

(iii) to terminate this Agreement if Purchasers are entitled to do so;

(iv) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(v) to take all actions which under this Agreement may be taken by Purchasers (including, without limitation, exercising any rights to indemnification under Article X) and to do or refrain from doing any further act or deed on behalf of Purchasers which the Purchaser Representatives deem necessary or appropriate in their joint discretion relating to the subject matter of this Agreement as fully and completely as such Purchaser could do if personally present.

(b) The Purchaser Representatives will not be liable for any act taken or omitted by them as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct. The Purchaser Representatives will also be fully protected in relying upon any written notice, demand, certificate or document that they in good faith believe to be genuine (including facsimiles thereof). The Selling Stockholders may rely on the actions of the Purchaser Representatives taken in accordance with this Section 11.4 as the duly authorized actions of Purchasers.

(c) Purchasers agree, severally but not jointly, to indemnify the Purchaser Representatives for, and to hold the Purchaser Representatives harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Purchaser Representatives, arising out of or in connection with the Purchaser Representatives’ carrying out it duties under this Agreement, including costs and expenses of successfully defending the Purchaser Representatives against any claim of liability with respect thereto. The Purchaser Representatives may consult with counsel of their own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

(d) Purchasers agree that any indemnification claims pursuant to Article X hereof may only be brought by the Purchaser Representatives and agree that they shall not bring any such indemnification claims on their own. Purchasers further agree that any amounts paid to the Purchaser Indemnified Parties pursuant to Article X hereof shall be split pro rata amongst Purchasers in accordance with their portion of the Purchase Price.

(e) If the Bain Representative becomes unable to serve as a Purchaser Representative, such other Person as may be designated by the Bain Entities shall succeed as a Purchaser Representative. The Bain Entities, in their sole discretion, shall have the right to replace the Bain Representative at any time, and from time to time, with or without cause, with another Person as the Bain Entities may so designate in their sole discretion.

(f) If the Insight Representative becomes unable to serve as a Purchaser Representative, such other Person as may be designated by the Insight Entities shall succeed as a Purchaser Representative. The Insight Entities, in their sole discretion, shall have the right to replace the Insight Representative at any time, and from time to time, with or without cause, with another Person as the Insight Entities may so designate in their sole discretion.

11.5 Submission to Jurisdiction; Consent to Service of Process; Arbitration.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal court located within the Borough of Manhattan, County of New York, New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in New York, New York pursuant to the Federal Arbitration Act and in accordance with the then-prevailing

International Arbitration Rules of the American Arbitration Association (the “AAA”). The AAA shall select three arbitrators. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrators shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the tribunal of three arbitrators be constituted as expeditiously as possible following the submission of the dispute to arbitration. Once such tribunal is constituted and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. The arbitrators shall render their final award within sixty (60) days, subject to extension by the arbitrators upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration pursuant to Section 11.5(a) (as determined by the arbitrators), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.8.

11.6 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

11.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Selling Stockholder or, prior to the Closing, to the Company, to:

Donald C. Yonce

____________________

____________________

With copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201-6950

Facsimile: (214) 746-7777

Attention: Mary R. Korby, Esq.

Morrel, West, Saffa, Craige & Hicks, Inc.

3501 South Yale Avenue

Tulsa, Oklahoma 74135

Facsimile: (918) 663-1383

Attention: Reece B. Morrel, Esq.

If to Purchasers or, after the Closing, to the Company, to:

Insight Venture Management, LLC

680 Fifth Avenue

New York, New York 10019

Facsimile: (212) 230-9272

Attention: Blair Flicker, Esq.

Bain Capital Ventures

111 Huntington Avenue

Boston, Massachusetts 02199

Facsimile: (617) 516-2000

Attention: J. Benjamin Nye

With copies to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Facsimile: (212) 728-8111

Attention: Gordon Caplan, Esq.

Ropes & Gray

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 951-7050

Attention: Peter Dobson, Esq.

If to Insight, to:

Insight Venture Management, LLC

680 Fifth Avenue

New York, New York 10019

Facsimile: (212) 230-9272

Attention: Blair Flicker, Esq.

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Facsimile: (212) 728-8111

Attention: Gordon Caplan, Esq.

If to Bain, to:

Bain Capital Ventures

111 Huntington Avenue

Boston, Massachusetts 02198

Facsimile: (617) 516-2000

Attention: J. Benjamin Nye

With a copy to:

Ropes & Gray

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 951-7050

Attention: Peter Dobson, Esq.

If to GoldenTree, to:

GoldenTree Asset Management, LP

300 Park Avenue

New York, New York 10022

Facsimile: (212) 847-3537

Attention: Jason Chen

With a copy to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, New York 10022

Facsimile: (212) 751-4864

Attention: Peter Labonski

If to Robert Martin, to:

Robert Martin

__________

__________

11.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terns or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Selling Stockholders or Purchasers, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. Notwithstanding the foregoing, Purchasers shall have the right to assign this Agreement or any part hereof and/or to delegate all or any part of its obligations hereunder and thereunder (i) to any lender(s) (or agent on their behalf) as collateral security for any financing obtained by Purchasers or the Company or (ii) after the Closing, to a purchaser of all or substantially all of the assets or business (however such transaction is effected) of the Company. No change in the equity ownership of a Purchaser, in any case, shall be deemed an assignment. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BAIN ENTITIES:

BAIN CAPITAL VENTURE INTEGRAL INVESTORS, LLC

	By:	Bain Capital Venture Investors, LLC, as Administrative Member

	By:	/S/ J. BENJAMIN NYE
	Name:	J. Benjamin Nye
	Title:	Authorized Person

BCV COINVEST SW, LP

By:	/S/ J. BENJAMIN NYE
Name:	J. Benjamin Nye
Title:	Attorney-in-Fact

INSIGHT ENTITIES:

INSIGHT VENTURE PARTNERS IV, L.P.

By:	Insight Venture Associates IV, L.L.C., its General Partner

	By:	/S/ MICHAEL TRIPLETT
Name:
Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

By:	Insight Venture Associates IV, L.L.C., its General Partner

	By:	/S/ MICHAEL TRIPLETT
Name:
Title:

INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

By:	Insight Venture Associates IV, L. L.C., its General Partner

	By:	/S/ MICHAEL TRIPLETT
Name:
Title:

INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.

By:	Insight Venture Associates IV, L.L.C., its General Partner

	By:	/S/ MICHAEL TRIPLETT
Name:
Title:

INSIGHT VENTURE PARTNERS V, L.P.

By:	Insight Venture Associates V, L.L.C., its General Partner

	By:	/S/ MICHAEL TRIPLETT
Name:
Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

INSIGHT VENTURE PARTNERS (CAYMAN) V, L.P.

By:	Insight Venture Associates V, L.L.C., its General Partner

	By:	/S/ MICHAEL TRIPLETT
Name:
Title:

INSIGHT VENTURE PARTNERS V (EMPLOYEE CO-INVESTORS), L.P.

By:	Insight Venture Associates V, L.L.C., its General Partner

	By:	/S/ MICHAEL TRIPLETT
Name:
Title:

INSIGHT VENTURE PARTNERS V COINVESTMENT FUND, L.P.

By:	Insight Venture Associates V, L.L.C., its General Partner

	By:	/S/ MICHAEL TRIPLETT
Name:
Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

GOLDENTREE ENTITIES:

GOLDENTREE HIGH YIELD VALUE MASTER FUND, LP

By:	GoldenTree Asset Management, LP

	By:	/S/ JONATHAN EZROW
Name:
Title:

GOLDENTREE CAPITAL SOLUTIONS FUND FINANCING

By:	GoldenTree Asset Management, LP

	By:	/S/ JONATHAN EZROW
Name:
Title:

GOLDENTREE CAPITAL SOLUTIONS OFFSHORE FUND FINANCING

By:	GoldenTree Asset Management, LP

	By:	/S/ JONATHAN EZROW
Name:
Title:

GOLDENTREE MULTISTRATEGY FINANCING, LTD.

By:	GoldenTree Asset Management, LP

	By:	/S/ JONATHAN EZROW
Name:
Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

GOLDENTREE CREDIT OPPORTUNITIES FINANCING I, LTD.

By:	GoldenTree Asset Management, LP

	By:	/S/ JONATHAN EZROW
Name:
Title:

GOLDTREE CREDIT OPPORTUNITIES FINANCING II, LTD.

By:	GoldenTree Asset Management, LP

	By:	/S/ JONATHAN EZROW
Name:
Title:

GOLDENTREE HIGH YIELD MASTER FUND, LTD.

By:	GoldenTree Asset Management, LP

	By:	/S/ JONATHAN EZROW
Name:
Title:

GOLDENTREE HIGH YIELD MASTER FUND II, LTD.

By:	GoldenTree Asset Management, LP

	By:	/S/ JONATHAN EZROW
Name:
Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SAFETY NATIONAL CASUALTY CORPORATION

By:	GoldenTree Asset Management, LP

	By:	/S/ JONATHAN EZROW
Name:
Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

ROBERT MARTIN:

/S/ BOB L. MARTIN ROBERT MARTIN

COMPANY:

SOLARWINDS.NET, INC.

By:	/S/ DAVID A. YONCE
Name:	David A. Yonce
Title:	President

SELLING STOCKHOLDERS:

SOLARWINDS MANAGEMENT, LLC

By:	/S/ DON YONCE
Name:	Donald C. Yonce
Title:	Sole Member

YONCE MANAGEMENT, LLC

By:	/S/ DAVID A. YONCE
Name:	David A. Yonce
Title:	Sole Member

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

ACKNOWLEDGED AND AGREED SOLELY FOR PURPOSES OF ARTICLE X:

/S/ DONALD C. YONCE DONALD C. YONCE

/S/ DAVID A. YONCE DAVID A. YONCE

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXHIBIT A

Amended and Restated Certification of Incorporation of the Company

EXHIBIT B-1

Selling Stockholder Information—Shares Sold to the Bain Entities

Bain Entities

Bain Capital Venture Integral Investors, LLC

Convertible Preferred Shares	2,337,934	$18,833,461.13	$8.0556
Common Shares	2,337,934	$18,833,461.13	$8.0556
		$37,666,922.26

BCV Co-invest SW, LP
Convertible Preferred Shares	558,618	$4,500,003.16	$8.0556
Common Shares	558,618	$4,500,003.16	$8.0556
		$9,000,006.32

Total
Convertible Preferred Shares	2,896,552	$23,333,464.29	$8.0556
Common Shares	2,896,552	$23,333,464.29	$8.0556

EXHIBIT B-2

Selling Stockholder Information—Shares Sold to the Insight Entities

Insight Entities

	$ Investment	Common Shares	Preferred Shares
INSIGHT VENTURE PARTNERS V, L.P.	17,259,253.05	1,071,258	1,071,258
INSIGHT VENTURE, PARTNERS (CAYMAN) V, L.P.	5,225,845.40	324,361	324,361
INSIGHT VENTURE PARTNERS V (EMPLOYEE CO-INVESTORS), L.P.	1,014,901.55	62,994	62,994
Total	23,500,000.00	1,458,613	1,458,613

	$ Investment	Common Shares	Preferred Shares
INSIGHT VENTURE PARTNERS V COINVESTMENT FUND, L.P.	17,500,000.00	1,086,201	1,086,201

	$ Investment	Common Shares	Preferred Shares
INSIGHT VENTURE PARTNERS IV, L.P.	4,480,222.73	278,081	278,081
INSIGHT VENTURE PARTNERS IV (FUND B), L.P.	35,599.65	2,210	2,210
INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.	598,968.85	37,177	37,177
INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L. P.	552,137.35	34,270	34,270
Total	5,666,928.58	351,738	351,738

Totals	46,666,928.58	2,896,552	2,896,552

EXHIBIT B-3

Selling Stockholder Information – Shares Sold to the GoldenTree Entities

Equity Co-Invest	Common Shares	Preferred Shares	Funded Amount	$/Share
GoldenTree High Yield Value Master Fund, LP	11,255.00	11,255.00	181,331.56	8.0556
GoldenTree Credit Opportunities Financing I, Ltd.	37,541.00	37,541.00	604,830.56	8.0556
GoldenTree Credit Opportunities Financing II, Ltd.	6,864.00	6,864.00	110,587.28	8.0556
GoldenTree MultiStrategy Financing, Ltd.	13,738.00	13,738.00	221,335.67	8.0556
GoldenTree Capital Solutions Fund Financing	35,721.00	35,721.00	575,508.18	8.0556
GoldenTree Capital Solutions Offshore Fund Financing	46,817.00	46,817.00	754,278.04	8.0556
GoldenTree High Yield Master Fund, Ltd.	58,400.00	58,400.00	940,894.07	8.0556
GoldenTree High Yield Master Fund II, Ltd.	37,083.00	37,083.00	597,451.63	8.0556
Safety National Casual Corporation	857.00	857.00	13.807.30	8.0556

Total	248,276	248,276	4,000,024.29	8.0556

EXHIBIT B-4

Selling Stockholder Information—Shares Sold to RM

Robert Martin
Convertible Preferred Shares	62,069	$500,003.04	$8.05560
Common Shares	62,069	$500,003.04	$8.05560

		$1,000,006.08

EXHIBIT C

Form of Redemption Agreement

EXHIBIT D

Subsidiary Transaction Documents

EXHIBIT E

Form of Escrow Agreement

EXHIBIT F

Form of Stock Incentive Plan

EXHIBIT G

Form of Employment Agreements

EXHIBIT H

Form of Stockholders Agreement

EXHIBIT I

Form of Registration Rights Agreement

EXHIBIT J

Form of Opinion of Weil, Gotshal & Manges LLP

EXHIBIT K

Form of Opinion of Morrel, West, Saffa, Craige & Hicks, Inc.

EXHIBIT L

Form of VCOC Letter